UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

RANMARINE TECHNOLOGY B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not applicable
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

Galileïstraat 15, 3029AL

Rotterdam, The Netherlands

Telephone: +31 6 16952175

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Units consisting of one American Depositary Share, Representing One Ordinary Share, par value $0.01 per share	The Nasdaq Stock Market LLC
Ordinary Shares underlying the ADSs issuable upon exercise of the Tradable Warrants included as part of the Units	The Nasdaq Stock Market LLC
Ordinary Shares underlying the ADSs issuable upon exercise of the Non-Tradeable Warrants included as part of the Units	The Nasdaq Stock Market LLC
Ordinary Shares underlying ADSs	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-273199

Securities to be registered pursuant to Section 12(g) of the Act: None.

No assurance can be given that our application will be approved or that a trading market will develop. We will not complete this offering unless the ADSs and Tradeable Warrants are approved for listing on the Nasdaq Capital Market. We have not and do not intend to apply for listing of the Non-tradeable Warrants on any exchange or market.

Item 1. Description of Registrant’s Securities to be Registered.

The description of the securities of RanMarine Technology B.V., a Netherlands Corporation (the “Registrant”), to be registered hereunder are set forth under the caption “Description of Share Capital and Articles of Association of Our Company” in the Registrant’s Registration Statement on Form F-1 (File No. 333-273199) as originally filed with the Securities and Exchange Commission on December 1, 2022, including any subsequent amendments thereto (the “Form F-1”), and in the prospectus to be filed by the Registrant pursuant to Rule 424(b) of the Securities Act of 1933, as amended, which prospectus will constitute a part of the Form F-1, is hereby incorporated by reference in response to this item.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed hereunder because no other securities of the Company are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 23, 2024	Ranmarine technology B.v.

	By:	/s/ Richard Hardiman
	Name:	Richard Hardiman
	Title:	Chief Executive Officer (Principal Executive Officer)